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Annual Statement of Compliance

VIA: EMAIL

Merrill Lynch Mortgage Investors, Inc.,
c/o Global Commercial Real Estate
4 World Financial Center, 16th Floor
250 Vesey Street
New York, New York 10080

Re:  Pooling and Servicing Agreement (the "Agreement") dated as of June 1, 2008 among Merrill Lynch Mortgage Investors, Inc., as depositor, Bank of America, National Association, as Master Servicer No.1, Midland Loan Services, Inc., as Master Servicer No. 2, and Wachovia Bank, National Association, as Master Servicer No. 3, Midland Loan Services, Inc., as Special Servicer, U.S. Bank National Association, as Trustee and LaSalle Bank National Association, as Certificate Administrator and Custodian, relating to Merrill Lynch Mortgage Trust 2008-C1, Commercial Mortgage Pass-Through Certificates, Series 2008-C1.

I, James A. Jendra, a Senior Vice President of Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Certificate Administrator hereby certify that:

          (1) A review of the activities of the Certificate Administrator during the preceding calendar year and of the performance of the Certificate Administrator under the Agreement has been made under my supervision; and

          (2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date:      3/10/09
Bank of America, National Association as successor by merger to LaSalle Bank National Association, as Certificate Administrator

/s/ James A. Jendra
James A. Jendra
Senior Vice President
Americas Executive

Tel: 312.904.1671
IL4 - 135-17-16
135 S. LaSalle St, Chicago, IL 60603

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